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                                                                    EXHIBIT 23.1




                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Post Effective Amendment No. 2 to the Registration Statement (Form S-4, No. 333-49378) and the related joint proxy statement/prospectus of ProAssurance Corporation, to the incorporation by reference therein of our report dated February 14, 2001, with respect to the consolidated financial statements and schedules of Medical Assurance, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission and to the use therein of our report dated February 2, 2001 related to the audited balance sheets of ProAssurance Corporation as of December 31, 2000 and October 20, 2000 included therein.


Ernest & Young LLP
Birmingham, Alabama
January 23, 2002